Exhibit 99.1

News Release
For Immediate Release: May 24, 2021
H&R Block Reports Strong Tax Season Volume; Increases Market Share
Financial Outlook Updated; Fiscal 2021 Results to be Released June 15, 2021
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the “Company” or “H&R Block”) today released preliminary results for the 2021 U.S. tax season, reflecting strong growth in tax return volume and estimated market share gains both overall and in the Assisted category.
“The story of tax season 2021 is growth. We achieved our largest market share gains in over a decade and saw significant growth in Do-it Yourself (DIY) revenue,” said Jeff Jones, H&R Block’s president and chief executive officer. “Our efforts to transform the business are resonating with consumers and small business owners as we continue to blend technology and digital tools with human expertise and care. We made great progress in the first year of our Block Horizons strategy and are well-positioned for long-term growth.”
Tax Season Results
The Company estimates it gained approximately 0.3% of total market share when compared to last year’s completed tax season. In the Assisted category, the Company estimates it gained approximately 0.7% share. The share gain in Assisted represents a multi-year journey to improve our client trajectory and return to client growth, as well as initial benefits of our Block Experience imperative, which makes it easier and faster for customers to file their taxes. In DIY, strong revenue performance was the result of an increase in the net average charge related to improved mix, pricing actions, and an uptake of human help within the software through our Online Assist products.
“The industry shift back to Assisted, as well as our share gains within the category, validate that taxpayers need help and our multi-year efforts to improve client trajectory and return to growth are working,” said Jones. “Digital engagement from our assisted clients increased more than 50%, and the number of DIY clients accessing human help grew at a similar rate. Overall, we increased the digitization of our business, advanced how we serve small businesses at Block Advisors, achieved very strong growth at Wave, and made meaningful progress on our mobile banking product."
Tax season 2021 results are included in a table attached to this press release.
Fiscal 2021 Financial Outlook Update1
Had fiscal year 2021 included the complete 2021 tax season, the company would have substantially exceeded its prior outlook for both revenue and earnings. Because the tax season was extended through May 17, 2021, beyond the April 30 fiscal year, the Company is now anticipating fiscal 2021 results as follows:
•Revenue in the range of $3.400 to $3.415 billion
•Net income in the range of $585 million to $591 million
•EBITDA2 in the range of $926 to $934 million
•Effective tax rate in the range of 11.6% to 11.8%
1 All amounts in this release are unaudited and from continuing operations.
2 The Company provides non-GAAP financial measures of performance, including earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations and adjusted earnings per share from continuing operations, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP)

•GAAP EPS3 in the range of $3.08 to $3.11
•Non-GAAP EPS2,3 in the range of $3.36 to $3.39
"We are very pleased with the robust performance across the business in 2021, including growth in clients, a return to over 30% growth at Wave, and solid fiscal management,” said Tony Bowen, H&R Block’s chief financial officer. “The extension of the tax season across fiscal years caused a timing difference in our financial results. Had we been able to include total 2021 tax season performance in fiscal 2021 totals, we would have significantly surpassed our previous outlook for both revenue and earnings. We look forward to sharing more detail on our earnings call in June."
Full Year Fiscal 2021 Results
H&R Block will report fourth quarter and fiscal 2021 full year results on Tuesday, June 15, 2021 after market close.
A conference call for analysts and investors will be held at 4:30 p.m. Eastern time on Tuesday, June 15, 2021. During the conference call the Company will discuss fiscal 2021 results and a general business update. To access the call, please dial the number below approximately 5 minutes prior to the scheduled start time:
U.S./Canada (866) 987-6821 or International (630) 652-5951
Conference ID: 2575807
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The press release, webcast, and presentation can be accessed at http://investors.hrblock.com. The presentation will be posted on the Quarterly Results page at http://investors.hrblock.com following the conclusion of the call.
The webcast will be available for replay beginning on Wednesday, June 16, 2021 and continuing for 90 days at https://investors.hrblock.com. A replay of the conference call will be available beginning at 7:30 p.m. Eastern time on Tuesday, June 15, 2021 and continuing for seven days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 2575807.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation, financial products, and small business solutions. The Company blends digital innovation with the human expertise and care of its associates and franchisees as it helps people get the best outcome at tax time, and better manage and access their money year-round. Through Block Advisors and Wave, the company helps small business owners thrive with innovative products like Wave Money, a small business banking and bookkeeping solution, and the only business bank account to manage bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
2 The Company provides non-GAAP financial measures of performance, including earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations and adjusted earnings per share from continuing operations, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP)
3 All per share amounts are based on weighted average fully diluted shares over the corresponding period.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could," "may," or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements relating to guidance for fiscal year 2021 or that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes, or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They also include the expected impact of the coronavirus (COVID-19) pandemic, including, without limitation, the impact on economic and financial markets, the Company’s capital resources and financial condition, the expected use of proceeds under the Company’s revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company’s operations related thereto. All statements relating to guidance for fiscal year 2021 speak only as of the date of this press release. All other forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Michaella Gallina (816) 854-3022, michaella.gallina@hrblock.com
Media Relations:    Angela Davied, (816) 854-5798, angela.davied@hrblock.com
TABLE FOLLOWS

U.S. TAX OPERATING DATA
	January 1, 2021 through May 18, 2021(1)	January 1, 2020 through May 18, 2020(2)	% Change

U.S. Tax Returns Prepared: (in 000s) (3)
Company-owned operations	8,379	6,546	28.0%
Franchise operations	3,216	2,760	16.5%
Total H&R Block Assisted	11,595	9,306	24.6%

Desktop	1,913	1,557	22.9%
Online	6,917	5,966	15.9%
Total H&R Block DIY	8,830	7,523	17.4%

Total H&R Block U.S. Returns	20,425	16,829	21.4%

Net Average Charge: (4)
Company-owned operations	$221.64	$225.50	(1.7)%
Franchise operations (5)	209.45	214.12	(2.2)%
DIY	33.03	27.17	21.6%

(1)     Represents a completed tax season, as the U.S. federal tax filing deadline for 2020 individual returns was May 17, 2021.
(2)    Represents a partial tax season, as the U.S. federal tax filing deadline for 2019 individual tax returns was July 15, 2020.
(3)    An assisted tax return is defined as a current or prior year individual or business tax return that has been accepted and paid for by the client. A DIY online return is defined as a current year individual or business tax return that has been accepted and paid for by the client. A DIY desktop return is defined as a current year individual or business tax return that has been electronically submitted to the IRS.
(4)    Net average charge is calculated as total tax preparation fees, divided by tax returns prepared.
(5)    Net average charge related to H&R Block Franchise operations represents tax preparation fees collected by H&R Block franchisees divided by returns prepared in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.

Reconciliation of Forward-Looking Guidance for Non-GAAP Financial Measures

	(in millions, except per share amounts)
	Range of Estimate for year ended April 30, 2021
NON-GAAP FINANCIAL MEASURES - EBITDA FROM CONTINUING OPERATIONS AND ADJUSTED EARNINGS PER SHARE	Low	High

Income from continuing operations	$585	$591
Add back:
Income taxes of continuing operations	77	79
Interest expense of continuing operations	107	107
Depreciation and amortization of continuing operations	157	157
	341	343
EBITDA from continuing operations	$926	$934

Diluted income per share from continuing operations (GAAP)	$3.08	$3.11
Adjustments, net of tax (1)	0.28	0.28
Adjusted diluted income per share from continuing operations	$3.36	$3.39

(1)    Reflects estimated adjustments for amortization of intangibles related to acquisitions, net of the related tax effects, which is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.
NON-GAAP FINANCIAL INFORMATION
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, EBITDA margin from continuing operations, adjusted diluted earnings per share from continuing operations and free cash flow. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.